EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Cross Timbers Royalty Trust

Dallas, Texas:

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement No. 33-55784 on Form S-8 and Registration Statement No. 333-91460 on Form S-8 of XTO Energy Inc. of our reports dated March 16, 2006, with respect to the statements of assets, liabilities and trust corpus of Cross Timbers Royalty Trust as of December 31, 2005 and 2004, and the related statements of distributable income and changes in trust corpus for each of the years in the three-year period ended December 31, 2005, the trustee’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 Annual Report on Form 10-K of Cross Timbers Royalty Trust.

KPMG LLP

Dallas, Texas

March 16, 2006